    Press Release

UGI Reports Strong Third Quarter Results
August 4, 2021

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended June 30, 2021.
HEADLINES

•Q3 GAAP diluted earnings per share ("EPS") of $0.71 and adjusted diluted EPS of $0.13 compared to GAAP diluted EPS of $0.41 and adjusted diluted EPS of $0.08 in the prior-year period.
•Year-to-date GAAP diluted EPS of $4.48 and adjusted diluted EPS of $3.30 compared to GAAP diluted EPS of $2.49 and adjusted diluted EPS of $2.81 in the prior-year period.
•Q3 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $98 million compared to $81 million in the prior-year period.
•Strong results from our diversified business led by increased total margins at UGI International in comparison to the prior-year period and new base rates at UGI Utilities that went into effect on January 1, 2021.
•Completed another key milestone in the regulatory approval process related to the pending Mountaineer acquisition. The process is progressing well and we anticipate that the acquisition could potentially close as early as this fiscal year.
ESG HIGHLIGHTS

•On May 14, 2021, UGI released its third ESG report and announced a commitment to reduce Scope I GHG Emissions by 55% by 2025.
•On May 17, 2021, UGI announced that UGI International and SHV Energy intend to launch a joint venture to advance the production and use of Renewable Dimethyl Ether (“rDME”) in the LPG industry.
•On May 19, 2021, UGI announced that its President and CEO signed the CEO Action for Diversity & Inclusion™ pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.
•On August 4, 2021, UGI announced that Energy Services entered into definitive agreements to develop innovative food waste digester projects to produce RNG in Ohio and Kentucky, through its investment in Hamilton RNG.

"UGI delivered strong third quarter results with GAAP diluted EPS of $0.71 and adjusted diluted EPS of $0.13," said Roger Perreault, President and Chief Executive Officer of UGI Corporation. "This performance was driven by higher total margins at UGI International primarily due to significantly colder than prior-year weather, new base rates in our Gas Utility that went into effect on January 1st, and execution on our key priorities, including our growth investments and business transformation initiatives. As a result of the strong year-to-date performance, we now expect the full year adjusted diluted EPS to be at the upper end of our guidance range of $2.90 - $3.002 for this fiscal year.
“Our businesses progressed well on several growth initiatives during the quarter. UGI Utilities continues to see solid customer growth and is on track to deliver compound annual rate base growth in line with historical trends, through the record capital expenditure plan. In connection with the pending acquisition of Mountaineer Gas, the largest gas distribution company in West Virginia, we filed a unanimous settlement before the Public Service Commission of West Virginia ("the Commission"). We provided testimony in a hearing before the Commission and expect to file a Proposed

Order by August 10th. While the precise timing of the Commission's approval is uncertain, we have completed several key steps in the regulatory approval process and now expect to close well before the end of the calendar year, and even potentially within this fiscal year. The transaction remains accretive to earnings in the first full year of operation.
“UGI continues to execute on the renewables strategy that we discussed during the June 2021 Investor Day. Today, we announced that UGI Energy Services entered into definitive agreements to produce renewable natural gas in Ohio and Kentucky, through the Hamilton RNG joint venture. This project aligns with our renewables strategy and our goal of providing affordable, reliable and sustainable energy solutions to our customers. Our teams continue to explore an exciting range of renewables opportunities with strong return profiles in the US and Europe.
“We remain focused on execution and are confident that the company is well positioned to deliver another strong year of financial performance. We are excited about the opportunities ahead and are committed to maintaining the proven track record of delivering on our financial and strategic commitments.”

KEY DRIVERS OF THIRD QUARTER RESULTS
•AmeriGas: National accounts volume increased 18%; lower total margin was primarily due to a decrease in cylinder exchange volumes as sales normalized after the higher pandemic volumes seen in Q3 FY20 resulting in slightly lower average retail unit margins
•UGI International: Retail volume increased 21% on weather that was 54.7% colder than the prior-year period; Q3 FY21 EBIT of $41 million compared to $21 million in the prior-year period
•Midstream & Marketing: Higher EBIT reflecting equity income from the investment in Pine Run; Q3 FY21 EBIT of $21 million compared to $20 million in the prior-year period
•UGI Utilities: Higher EBIT largely driven by the increase in base rates, higher margin from large delivery service customers and customer growth

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, August 5, 2021. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A telephonic replay will be available from 12:00 PM ET on August 5 through 11:59 PM ET August 12. The replay may be accessed toll free at 855-859-2056 and internationally at +1 404-537-3406, conference ID 7457165.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI
International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in
Pennsylvania, and engages in energy marketing, including renewable natural gas, in twelve states and the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments earnings before interest expense and income taxes represents an aggregate of our operating segment level EBIT as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile fiscal year 2021 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) and the seasonal nature of our business; cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations, liability for uninsured claims and for claims in excess of insurance coverage; domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to the global pandemics, including the duration and/or impact of the COVID-19 pandemic; and the extent to which we are able to utilize certain tax benefits currently available under the CARES Act and similar tax legislation and whether such benefits will remain available in the future.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended June 30,	2021	2020	Increase (Decrease)
Revenues	$526	$451	$75	17%
Total margin (a)	$259	$273	$(14)	(5)%
Operating and administrative expenses	$212	$209	$3	1%
Operating income/earnings before interest expense and income taxes	$11	$19	$(8)	(42)%
Retail gallons sold (millions)	184	182	2	1%
Heating degree days - % colder than normal (b)	2.5%	16.9%
Capital expenditures	$26	$30	$(4)	(13)%
•Temperatures were 12.3% warmer than the prior-year period.
•Retail gallons sold increased 1% reflecting higher national account volumes, partially offset by lower cylinder exchange volumes compared to the significant increase experienced in the prior-year period, lower residential volumes, structural conservation and other residual volume loss.
•Total margin decreased $14 million primarily due to lower higher-margin residential and cylinder exchange volumes. This was partially offset by an increase in lower-margin national account volumes.
•Operating and administrative expenses increased $3 million largely due to higher vehicle fuel and maintenance expenses, advertising costs and general insurance costs. The effect of these increases were partially offset by LPG transformation savings.
•Operating income and earnings before interest expense and income taxes each decreased $8 million reflecting the lower total margin ($14 million) and higher operating and administrative expenses, slightly offset by higher other income from finance charges and one-time gains on asset sales.

UGI International

For the fiscal quarter ended June 30,	2021	2020	Increase
Revenues	$572	$371	$201	54%
Total margin (a)	$217	$166	$51	31%
Operating and administrative expenses (a)	$144	$121	$23	19%
Operating income	$40	$17	$23	135%
Earnings before interest expense and income taxes	$41	$21	$20	95%
LPG retail gallons sold (millions)	166	137	29	21%
Heating degree days - % colder (warmer) than normal (b)	24.4%	(17.3)%
Capital expenditures	$21	$20	$1	5%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2021 and 2020 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.21 and $1.10, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.40 and $1.24, respectively.

•Retail volume increased 21% largely due to weather that was 54.7% colder than the prior-year period. The increased volume reflects higher bulk and cylinder volumes including the recovery of certain volume decreases due to the COVID-19 pandemic.
•Average propane wholesale selling prices in northwest Europe were approximately 81% higher than the prior-year period.
•Total margin increased $51 million compared to the prior-year period reflecting increases in volumes and the translation effects of the stronger euro, partially offset by a slight decrease in average LPG unit margins.
•The increase in operating and administrative expenses reflects higher costs attributable to increased volumes, increased compensation and employee benefits-related costs and the translation effects of the stronger euro.
•Operating income increased $23 million compared to the prior-year period reflecting the translation effects of the stronger euro of $4 million.
•Earnings before interest expense and income taxes increased $20 million compared to the prior-year period due to the higher operating income, partially offset by lower pre-tax realized gains on foreign currency exchange contracts ($2 million).

Midstream & Marketing

For the fiscal quarter ended June 30,	2021	2020	Increase (Decrease)
Revenues	$261	$222	$39	18%
Total margin (a)	$65	$64	$1	2%
Operating and administrative expenses	$31	$31	$—	—%
Operating income	$14	$13	$1	8%
Earnings before interest expense and income taxes	$21	$20	$1	5%
Heating degree days - % (warmer) colder than normal (b)	(1.5)%	21.0%
Capital expenditures	$3	$15	$(12)	(80)%

•Temperatures were 18.6% warmer than the prior-year period.
•Total margin increased $1 million primarily reflecting increased margins from capacity management, gas gathering and renewable energy marketing activities compared to the prior-year period. The effect of these increases was partially offset by the absence of margins attributable to HVAC and Conemaugh that were divested in Fiscal 2020.
•Earnings before interest expense and income taxes reflects the increase in total margin and equity income from the investment in Pine Run, in comparison to the prior-year period.

UGI Utilities

For the fiscal quarter ended June 30,	2021	2020	Increase (Decrease)
Revenues	$181	$179	$2	1%
Total margin (a)	$113	$110	$3	3%
Operating and administrative expenses	$59	$61	$(2)	(3)%
Operating income	$24	$21	$3	14%
Earnings before interest expense and income taxes	$25	$21	$4	19%
Gas Utility system throughput - billions of cubic feet
Core market	10	12	(2)	(17)%
Total	62	61	1	2%
Gas Utility heating degree days - % colder than normal (b)	5.0%	25.4%
Capital expenditures	$112	$68	$44	65%

•Gas Utility service territory experienced temperatures that were 16.2% warmer than the prior-year period.
•Core market volumes decreased due to the warmer weather compared to the prior-year period, partially offset by customer growth.
•Total Gas Utility distribution throughput increased 1 bcf reflecting higher large delivery service volumes, partially offset by lower core market volumes.
•Total margin increased $3 million primarily due to increase in base rates that went into effect on January 1, 2021 and higher customer fees, partially offset by the decrease in core market volumes.
•Operating income increased largely reflecting the higher total margin.

(a)Total margin represents total revenue less total cost of sales. In the case of UGI Utilities, total margin is reduced by revenue-related tax expenses. In the case of UGI International, total margin represents revenues less cost of sales and, in the 2020 three-month period, LPG cylinder filling costs of $7 million. For financial statement purposes, LPG cylinder filling costs in the 2020 three-month period are included in "Operating and administrative expenses" on the Condensed Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, LPG cylinder filling costs in the 2021 three-month period are included in "Cost of Sales".
(b)Beginning in Fiscal 2021, deviation from average heating degree days is determined on a rolling 10-year period utilizing volume-weighted weather data. Prior-period amounts have been restated to conform to the current-period presentation.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Revenues:
AmeriGas Propane	$526	$451	$2,132	$1,983	$2,530	$2,395
UGI International	572	371	2,106	1,726	2,507	2,118
Midstream & Marketing	261	222	1,086	1,017	1,316	1,264
UGI Utilities	181	179	923	901	1,052	1,033
Corporate & Other (a)	(44)	(24)	(238)	(192)	(272)	(225)
Total revenues	$1,496	$1,199	$6,009	$5,435	$7,133	$6,585
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$11	$19	$391	$390	$374	$381
UGI International	41	21	326	247	338	263
Midstream & Marketing	21	20	180	161	187	176
UGI Utilities	25	21	245	229	245	236
Total reportable segments	98	81	1,142	1,027	1,144	1,056
Corporate & Other (a)	208	96	353	(96)	409	(199)
Total earnings before interest expense and income taxes	306	177	1,495	931	1,553	857
Interest expense:
AmeriGas Propane	(40)	(41)	(120)	(124)	(160)	(165)
UGI International	(8)	(8)	(21)	(23)	(29)	(31)
Midstream & Marketing	(10)	(11)	(31)	(34)	(39)	(41)
UGI Utilities	(14)	(14)	(42)	(41)	(55)	(54)
Corporate & Other, net (a)	(5)	(6)	(19)	(25)	(25)	(32)
Total interest expense	(77)	(80)	(233)	(247)	(308)	(323)
Income before income taxes	229	97	1,262	684	1,245	534
Income tax expense (c)	(79)	(12)	(320)	(161)	(294)	(142)
Net income including noncontrolling interests	150	85	942	523	951	392
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	—	—	—	—	—	79
Net income attributable to UGI Corporation	$150	$85	$942	$523	$951	$471
Earnings per share attributable to UGI shareholders:
Basic	$0.72	$0.41	$4.51	$2.50	$4.55	$2.31
Diluted	$0.71	$0.41	$4.48	$2.49	$4.53	$2.29
Weighted Average common shares outstanding (thousands) (b):
Basic	209,099	208,598	208,934	208,989	208,863	204,168
Diluted	210,851	208,975	210,194	210,009	209,983	205,490
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(20)	$(15)	$204	$198	$162	$189
UGI International	31	(11)	222	137	258	141
Midstream & Marketing	8	7	107	93	106	99
UGI Utilities	9	4	157	147	146	141
Total reportable segments	28	(15)	690	575	672	570
Corporate & Other (a)	122	100	252	(52)	279	(99)
Total net income attributable to UGI Corporation	$150	$85	$942	$523	$951	$471

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Earnings per share for the twelve months ended June 30, 2020 reflect 34.6 million incremental shares of UGI Common Stock issued in connection with UGI's buy-in of the outstanding common units of AmeriGas Partners, L.P. ("AmeriGas Merger").
(c)    Income tax expense for the nine and twelve months ended June 30, 2021 includes a $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of Italian tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$150	$85	$942	$523	$951	$471
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (net of tax of $94, $49, $147, $6, $176 and $(7), respectively)	(231)	(114)	(368)	(15)	(435)	14
Unrealized losses on foreign currency derivative instruments (net of tax of $(1), $(3), $(2), $(6), $(6) and $0, respectively)	—	4	4	14	16	—
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $0, $0, $0, $(1), $0 and $(6), respectively)	—	—	—	1	—	12
Acquisition expenses associated with the pending Mountaineer Acquisition (net of tax of $0, $0, $(1), $0, $(1) and $0, respectively)	1	—	3	—	3	—
Business transformation expenses (net of tax of $(6), $(3), $(15), $(13), $(19) and $(18), respectively)	15	4	42	30	57	46
AmeriGas Merger expenses (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	—	—	—	—	—	1
Impairment of assets held-for-sale (net of tax of $0, $(15), $0, $(15), $0 and $(15), respectively)	—	37	—	37	2	37
Impairment of investment in PennEast (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	93	—	93	—	93	—
Impact of change in Italian tax law	—	—	(23)	—	(23)	—
Total adjustments (1) (2)	(122)	(69)	(249)	67	(287)	110
Adjusted net income attributable to UGI Corporation	$28	$16	$693	$590	$664	$581

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted (3)	$0.71	$0.41	$4.48	$2.49	$4.53	$2.29
Net (gains) losses on commodity derivative instruments not associated with current-period transactions	(1.09)	(0.55)	(1.75)	(0.07)	(2.07)	0.08
Unrealized losses on foreign currency derivative instruments	—	0.02	0.03	0.07	0.09	—
Acquisition and integration expenses associated with the CMG Acquisition	—	—	—	0.01	—	0.06
Acquisition expenses associated with the pending Mountaineer Acquisition	—	—	0.01	—	0.01	—
Business transformation expenses	0.07	0.02	0.20	0.14	0.27	0.22
AmeriGas Merger expenses	—	—	—	—	—	—
Impairment of assets held-for-sale	—	0.18	—	0.17	—	0.18
Impairment of investment in PennEast	0.44	—	0.44	—	0.44	—
Impact of change in Italian tax law	—	—	(0.11)	—	(0.11)	—
Total adjustments (1) (3)	(0.58)	(0.33)	(1.18)	0.32	(1.37)	0.54
Adjusted diluted earnings per share (3)	$0.13	$0.08	$3.30	$2.81	$3.16	$2.83

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the tax benefits resulting from tax law changes during Fiscal 2020. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)Earnings per share for the twelve months ended June 30, 2020 reflect 34.6 million in incremental shares of UGI Common Stock issued in connection with the AmeriGas Merger.